UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2012

ALL AMERICAN GOLD CORP.
(Exact name of registrant as specified in its charter)

Wyoming	000-54008	26-0665571
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2368 Second Avenue, 1st Floor, San Diego, California	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 317-926-4653

700 North High School Road, Suite 203, Indianapolis, Indiana
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 1, 2012, we entered into a Mineral Property Acquisition Agreement (the “Agreement”) with James Hason (“Hason”) that set out the general terms and conditions between Hason and the Corporation in regards to the “Alex” mineral property (the “Property”) located in the Vernon Mining Division, British Columbia, Canada, which allows us an option to investigate and purchase the property until March 31, 2013, by making payment of $6,000 upon the execution of the Agreement. Hason may extend the option until October 30, 2013, by our making an additional payment of USD $2,000 on or before March 31, 2013.

By paying the Vendor an additional $200,000 on or before October 30, 2013, Hason agrees to extend the option to purchase 100% of his interest in the Property upon the following terms:

(a)	Cash Payments and Share Consideration: we shall pay Hason the sum of $250,000 or issue an equivalent market value in the Corporations common shares on or before June 1, 2016.

(b)

Work Commitments: we agree to incur a minimum of $800,000 in expenditures on the property by June 1, 2016, or until we exercise the right to acquire the Property. The Corporation shall spend $100,000 by December 31, 2013, $200,000 by June 1, 2014, and $500,000 by June 1, 2016. All such work on the property, when completed, shall be filed with the proper regulatory authorities.

(c)

Royalty: upon the Commencement of Commercial Production, we shall pay Hason a royalty (the “Royalty”), being equal to 2% of net smelter returns on all mineral production. We may purchase the Royalty at any time for the payment of $1,000,000.

In consideration of signing the Agreement, we have paid to Hason the sum of $6,000 concurrently with the execution and delivery of the Agreement.

Alex Mineral Property, Vernon Mining Division, British Columbia

The Alex property consists of two modified grid mineral claims, totalling 40 units, situated within the Monashee Mountains. The property is located approximately 70 kilometres by road east of Vernon, B.C. via Lumby and Cherryville on Highway 6, for 61.5 kilometres to the South Fork Forest Service Access Road. The South Fork Road, can be followed eastwards for nine kilometres to the Silver Bell Road. in the Vernon Mining Division.

The property was originally staked by Golden Porphyrite Ltd. in 1983 as part of a large staking package. The Alex and the Snow claims to the south are the two significant properties resulting from that exploration effort. The Alex claims were restaked in 1987 to get rid of fractions and was recently the subject of further investigation in a continuing attempt to locate the source of the gold in Holmes and Beavon Creeks and to provide an explanation for anomalous gold values previously found along Holmes Creek Road.

Physiography and Vegetation

The Alex property lies within the Monashee Mountain range, in the western half of the Columbia Mountains physiographic region. The area was glaciated and is characterized by U-shaped valleys with moderate slopes at the southeast corner of the property, which rapidly become steep slopes and distinct ridges as one traverses northwestwards. Relief ranges from 3,600 feet (1,097 metres) at the southeastern corner of the property, to 6,300 feet (1,920 metres) at the northwestern corner of the property. The average slope is 18 degrees.

Exploration in this area started as early as the 1870's, with the discovery of placer gold in Cherry Creek, 13 kilometres northwest of the property. Placer operations were established as early as 1876, with the majority of placer mining being carried out between the years 1874 and 1895 which yielded more gold than any other placers in the area. Continued placer activity resulted in new discoveries on Barnes, Holding, and Eureka Creeks, approximately six kilometres south of the Alex property. There were placer discoveries on Monashee Creek and its tributaries, two of which drain the Alex property. Placer gold was also recovered from Kettle River to the southwest and from McIntyre Creek, near its confluence with the Kettle River.

Much work has been performed to the southwest of the Alex claim on Monashee and Yeoward Mountains and on Silver Bell Creek to the west. Gold prospects explored in the area of the property include: The Monashee Mine, ten kilometres southwest of the Alex property and the St. Paul Mine, seven kilometres southwest of the Alex property, the Paladora-Ballarat Mine, 15 kilometres south of the Alex property, the Fox claims, five kilometres south-southwest of the property, covering the headwaters of Yeoward Creek, the Dona group of claims (seven kilometres south) between the Kettle River and Yeoward Creek, the Keefer Lake Properties which were explored by El Paso, Ducanex, Keefer Lake Mines, Deemus Petro Mines, and Cominco. There remain strong stream gold anomalies and gold-arsenic soil anomalies in this area. the Currie Creek drainage side in the mid 1980's. was explored for lode gold and the North Aron claim block revealed silver/gold anomalous values in geochemical samples collected from soils and an altered diorite unit.

Regional Geology

The Keefer Lake area is located in the southeast corner of the Thompson-Shuswap-Okanagan 1:250,000 Geology Sheet. The general geology of the area is described as a central, northwesterly trending belt of the Carboniferous and Permian Thompson Assemblage, flanked by Jurassic intrusives along the south and Triassic Nicola and Slocan groups to the north. Tertiary plateau basalts cap portions of the intrusives and the intrusive/Thompson assemblage contact to the south. The Thompson assemblage (Cache Creek Group) is subdivided into three units each containing rocks of somewhat similar lithology, but in different proportions: the lowermost unit is predominantly argillaceous sediments; the middle unit consists of volcaniclastic rock, argillite, quartzite and limestone. Some of the volcanic rock of the middle division is lighter colored and coarser grained than the predominant volcanics, which are fine-grained, extrusive, grey diorite. Some of the volcanic rocks contain argillite fragments which have broken from the lava conduit or have been rolled into the lava by the advancing front. Minerals in the altered volcanics include carbonate, zoisite, sericite, albite, quartz and calcite. Zoisite and sericite occur as thick swarms of tiny grains in the plagioclase, but albite, quartz and calcite are mostly restricted to the surrounding groundmass. The upper unit consists of limestone, quartzite, argillite and volcanic rock.

The Sicamous Formation of the Slocan group, north of the Thompson Assemblage is comprised of argillaceous rocks, calcareous pelites, minor conglomerate, limestone, greenstone and paragneiss. Fine-grained quartzites interbedded with slate are commonly quartzitic or calcareous and weathers to rusty brown. The Nicola Group which occurs sporadically throughout the Slocan Group and parallels the Thompson assemblage along the northern boundary, consists predominantly of andesitic and basaltic lavas with tuffs, greenstones, limestone and sericite schists. The lavas locally are somewhat epidotized and silicified. Green tuff, green-grey argillaceous tuff and black slate are intercalated with the lavas in small amounts.

In vertical succession, the oldest rocks in the area are quartzites, marbles and schists of the Proterozoic and Paleozoic Shuswap Metamorphic complex, unconformably overlain by the fine-grained clastics, marbles and greenstones of the Upper Paleozoic Thompson Assemblage. These, in turn, are unconformably overlain by the fine-grained clastics, andesites, marbles and sericite schists of the Upper Triassic Slocan and Nicola Groups. Granodiorites of the Jurassic Nelson and Valhalla batholiths intrude all the above

Structurally, the area has seen multiphase folding in the Shuswap rocks, at least two phases of folding in the Thompson Assemblage and probably two phases in the Slocan and Nicola Groups. Faulting occurs throughout the area but no significant offsets have been observed. Metamorphic grade varies from amphibolite facies for Shuswap rocks, mid to lower greenschist facies for Thompson assemblage rocks, to mid to upper greenschist facies for Slocan and Nicola Group rocks.

Property Geology

The property was glaciated during the Quaternary and in places has deposits of till and fluvial-glacial sediments. The predominant unit on the property is the Upper Triassic Sicamous Formation of the Slocan Group, consisting of black shale, argillite, massive siltstone, tuffs and calcareous pelite with minor conglomerate and phyllite. Bedding angles vary, but the general strike appears to be in an easterly direction, dipping to the north-northeast. Crenulations and small scale folding are found within the above units, with S-shaped flexure folding within some of the siltstone units.

Holmes Creek, the small creek to the west, and the first two streams to the east all contain significantly elevated amounts of gold in the heavy sediment stream sediment samples. The source(s) of this gold have not yet been located although float and outcrops with sub-economic gold values have been found. Geological traverses up Holmes Creek showed an inordinate amount of quartz float in the creek bed. The quartz was generally associated with rusty grey iron carbonate vein filling.

Most creek material reflected the Sicamous sediments seen on the property. There are the occasional hard well rounded granitic boulder and pieces of travertine up to a foot across. The creek bed at the lower elevations consists of a series of aggrading channels and levees that are successively occupied and then abandoned by the creek. At elevation 3800 feet on the east side of Holmes Creek there are outcrops of thin bedded Sicamous siltstone sediments striking east-west to slightly north of west and dipping steeply northerly. At about elevation 4250 in the creek bed outcrop, almost continuous to elevation 4320 feet, appeared. The main rock type was Sicamous sediments at the lower elevation with the percentage of siltstone decreasing northerly with increasing elevation and the appearance of thin bedded tuffs in the arkoses, and cherts with strike east-west and dips of 45 to 60 degrees north. Quartz were veinlets mainly conformable to bedding, but also at low angles to bedding and at right angles as tension crack fillings appear. From 4320 to 4360 in Holmes Creek, nearly continuous outcrop was seen and at elevation 4360 the first of a series of conformable quartz veins, each one half to one metre in thickness at about 15 metre spacing continuing up to the first main branching of Holmes Creek at elevation 4400 feet. A dyke 8 cm thick cuts the sediments at N60 E with a vertical dip. Sediments are the same Sicamous Formation of the Slocan Group striking EW with dips about 45 degrees north.

There are conformable lenses of iron carbonate tuffs(?) 20 cm in width and a metre or so in length. Right angle tension quartz veins cut these carbonate lenses. The first main tributary creek from the east which joins Holmes Creek at elevation 4400 feet is depositing a modern gossan on the rocks in its bed. There is no gossan being deposited in the main Holmes creek bed. From the junction a traverse was made up the ridge on the east bank of this tributary of Holmes Creek. Outcrops occur sporadically in an area of shallow overburden from elevation 4750 to elevation 5050 with siltstones, arkosic sediments, and cherty argillites. By elevation 5140 black argillites and siltstones predominate up to 6000 elevation where a gradual change occurs to predominantly sandy siltstones with quartz veinlets. At elevation 6150 a prominent quartz vein 1 to 1.5 metres wide outcrops. It is milky white, contains no carbonates or sulphides, strikes E-W, dips north and appears to be conformable to the consistent bedding. The section from elevation 4400 to 6150 appears to have more volcanically derived sediments. The sequence to the peak labeled 6540' consists of shallow soil cover on near outcrop of sediments, mainly arkoses and siltstones with some black shales and cherty beds. Some quartz float and smaller veins in place are seen.

Generally the bedrock is buried by shallow soil cover and geochemical soil sampling and trenching should be effective exploration methods here.

Conclusions

An 1989 detailed stream suction sediment sampling program, and the geological field checking; after results were obtained from the laboratory it was successful in outlining the anomalous areas where further exploration should be centered. The best areas for lode gold were shown by the drainage sampling to be in the eastern part of the headwaters of Holmes Creek, the upper part of the small creek to the east of Holmes Creek, and in the drainage of the second creek east of Holmes Creek. These locations generally represent the area drained by the sedimentary-volcanic sequence where the stratigraphy changes from primarily sediments to sediments plus volcanic and volcanic sediments. This is further borne out by the east strike of these units which shows this section of the units to be contributing sediments to the drainages at the places where the anomalies are found. In short the anomalies are where the favourable rocks types are. Further exploration in these areas is recommended.

Item 9.01 Financial Statements and Exhibits

10.01	Mineral Property Acquisition Agreement between All American Gold Corp. and James Hason dated November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN GOLD CORP.

/s/ “Gaspar R. Gonzalez”
Gaspar R. Gonzalez

President, Secretary, CEO and Director

Date: November 5, 2012